EXHIBIT 10.2

                                  SUPPLEMENTAL
                               OPERATING AGREEMENT

         THIS AGREEMENT, dated effective as of August 1, 1997, by and between Boeing Capital Services Corporation ("BCSC"), formerly McDonnell Douglas Financial Services Corporation ("MDFS"), a Delaware corporation, and The Boeing Company, a Delaware corporation ("Boeing").

                              W I T N E S S E T H:
         WHEREAS, McDonnell Douglas Corporation ("MDC"), McDonnell Douglas Finance Corporation ("MDFC") and MDFS have entered into an Amended and Restated Operating Agreement dated effective as of April 12, 1993 (the "1993 Operating Agreement"), which provides that MDC shall pay MDFS for certain tax savings realized by MDC as a result of including MDFS and its subsidiaries in its consolidated return and that MDFS shall pay MDC for certain additional taxes incurred by MDC as a result of including MDFS and its subsidiaries in such return.
         WHEREAS, as of the date hereof MDC has become a wholly owned subsidiary of Boeing.

                  NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Federal Income Taxes. It is the intention of Boeing to file its Federal income tax returns on a consolidated basis with MDC and BCSC and its subsidiaries in accordance with the income tax regulations under Section 1502 of the Internal Revenue Code of 1986, as amended. With respect to each taxable year for which such practice remains in effect, Boeing agrees to pay to BCSC an amount equal to the excess of (i) the amount of Boeing consolidated Federal income taxes which would be due for such taxable year if such taxes were computed by excluding BCSC and its subsidiaries, over (ii) the amount of Boeing consolidated Federal income taxes which would be due for such taxable year if such taxes were computed including BCSC and its subsidiaries. If for any such taxable year the amount of taxes computed in accordance with clause (ii) hereof shall exceed the amount of taxes computed under clause (i), BCSC shall pay Boeing an amount equal to the excess of the clause (ii) amount over the clause
(i) amount. If subsequent to any payments made by Boeing (or BCSC) pursuant to this Section 1, Boeing (or BCSC) shall incur Federal income tax losses which under applicable law could be carried back to the taxable year for which such payments were made, BCSC (or Boeing) will nevertheless be under no obligation to repay to Boeing (or BCSC) any portion of such payments.

         Section 2.        Miscellaneous.

         2.1 This Agreement is not and does not constitute a direct or indirect guarantee by Boeing of any obligation or debt of BCSC.

         2.2 This Agreement may be amended, waived or terminated at any time by written agreement of the parties.

         2.3 In no event shall BCSC receive an amount under this Agreement which is materially less (or be obligated to pay an amount which is materially greater) than the amount that BCSC would have received (or have paid) under Section 4 of the 1993 Operating Agreement;

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provided that the amount payable  hereunder by any party shall be reduced by the amount that such party is obligated to pay, or increased by the amount that such party is entitled to receive, under Section 4 of the 1993 Operating Agreement.

                                           BOEING CAPITAL SERVICES CORPORATION

                                           By:    /s/  Thomas J. Motherway
                                           Its:   President



                                           THE BOEING COMPANY

                                           By:    /s/  Boyd E. Givan
                                           Its:   Senior Vice President & Chief
                                                  Financial Officer










MCD97-022ADoc